FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION NO. 333-137101

CALCULATION OF REGISTRATION FEE

Title of each class of securities being registered	Maximum aggregate	Amount of Registration(1)
Common stock, par value $1.00 per share	$1,250,000,000	$69,750

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 18, 2006)

$1,250,000,000

SunTrust Banks, Inc.

Common Stock

This prospectus supplement and the accompanying prospectus relate to the offer and sale from time to time of shares of our common stock, par value $1.00 per share, having an aggregate offering price of up to $1,250,000,000 through Morgan Stanley & Co. Incorporated, as our sales agent, or to Morgan Stanley & Co. Incorporated, for resale in accordance with an equity distribution agreement with Morgan Stanley.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “STI.” On May 14, 2009, the last reported sale price of our common stock on the NYSE was $15.03 per share.

Our shares of common stock to which this prospectus supplement relates generally will be offered and sold through Morgan Stanley & Co. Incorporated, as our sales agent, or to Morgan Stanley & Co. Incorporated, for resale, over a period of time and from time to time in transactions at then-current market prices, pursuant to the equity distribution agreement. Accordingly, an indeterminate number of shares of common stock will be sold up to the number of shares that will result in the receipt of net proceeds of up to $1,237,500,000.

We will pay Morgan Stanley & Co. Incorporated a commission, or allow a discount, as the case may be, in each case equal to 1.0% of the gross proceeds of any shares of common stock sold through it as our sales agent pursuant to this prospectus supplement. The net proceeds we receive from the sale of our shares of common stock to which this prospectus supplement relates will be the gross proceeds received from such sales less the commissions or discounts and any other expenses we may incur in issuing the shares of common stock. See “Plan of Distribution.”

Our common stock is not a savings account, deposit or other obligation of any of our bank or non-bank subsidiaries and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of this prospectus supplement to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley

Prospectus Supplement dated May 15, 2009

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.”

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “SunTrust,” “we,” “us,” “our” or similar references mean SunTrust Banks, Inc. and its subsidiaries.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement. This prospectus supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this prospectus supplement and in the documents referred to in this prospectus supplement and which are made available to the public. We have not, and Morgan Stanley has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

We are not, and Morgan Stanley is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of Morgan Stanley, to subscribe for and purchase, any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC.” You may read and copy any document that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Our SEC filings are also available at the offices of the NYSE. For further information on obtaining copies of our public filings at the NYSE, you should call 212-656-3000.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act” (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules), until we or Morgan Stanley sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•

Current Reports on Form 8-K dated January 2, 2009, January 7, 2009, January 22, 2009 (except Items 2.02 and 7.01 and the related Exhibits 99.1 and 99.2 included in Item 9.01), February 17, 2009 (Form 8-K/A filed on April 2, 2009), April 30, 2009, May 8, 2009 and May 15, 2009; and

•

the description of SunTrust’s common stock, $1.00 par value per share, contained in our Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, filed March 5, 2003, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, Georgia 30308

Telephone: 404-658-4879

Attn: Corporate Secretary

We have also filed a registration statement (No. 333-137101) with the SEC relating to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of the registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC when we registered the common stock. The registration statement may contain additional information that may be important to you.

Unless otherwise indicated, currency amounts in this prospectus supplement are stated in U.S. dollars.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information included or incorporated by reference in this prospectus supplement may contain forward-looking statements, including statements about credit quality and the future prospects of SunTrust. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.”

Such statements are based upon the current beliefs and expectations of SunTrust’s management and on information currently available to management. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, or the “Securities Act,” and Section 21E of the Exchange Act. Such statements speak as of the date hereof, and SunTrust does not assume any obligation to update the statements included or incorporated by reference herein or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements can be found beginning on page 6 of SunTrust’s Annual Report on Form 10-K for the year ended December 31, 2008, page 86 of SunTrust’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and elsewhere in SunTrust’s periodic reports and Current Reports filed on Form 8-K with the SEC and available at the SEC’s internet site (http://www.sec.gov). Those factors include:

•	difficult market conditions have adversely affected our industry;

•	current levels of market volatility are unprecedented;

•	the soundness of other financial institutions could adversely affect us;

•	there can be no assurance that recently enacted legislation, or any proposed federal programs, will stabilize the U.S. financial system, and such legislation and programs may adversely affect us;

•

the impact on us of recently enacted legislation, in particular the Emergency Economic Stabilization Act of 2008 and its implementing regulations, and actions by the FDIC, cannot be predicted at this time;

•	credit risk;

•	weakness in the economy and in the real estate market, including specific weakness within our geographic footprint, has adversely affected us and may continue to adversely affect us;

•	weakness in the real estate market, including the secondary residential mortgage loan markets, has adversely affected us and may continue to adversely affect us;

•	as a financial services company, adverse changes in general business or economic conditions could have a material adverse effect on our financial condition and results of operations;

•	changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital or liquidity;

•	the fiscal and monetary policies of the federal government and its agencies could have a material adverse effect on our earnings;

•

we may be required to repurchase mortgage loans or indemnify mortgage loan purchasers as a result of breaches of representations and warranties, borrower fraud, or certain borrower defaults, which could harm our liquidity, results of operations and financial condition;

•	clients could pursue alternatives to bank deposits, causing us to lose a relatively inexpensive source of funding;

•	consumers may decide not to use banks to complete their financial transactions, which could affect net income;

•	we have businesses other than banking which subject us to a variety of risks;

•	hurricanes and other natural disasters may adversely affect loan portfolios and operations and increase the cost of doing business;

•	negative public opinion could damage our reputation and adversely impact our business and revenues;

•	we rely on other companies to provide key components of our business infrastructure;

•	we rely on our systems, employees and certain counterparties, and certain failures could materially adversely affect our operations;

•	we depend on the accuracy and completeness of information about clients and counterparties;

•	regulation by federal and state agencies could adversely affect our business, revenue and profit margins;

•	competition in the financial services industry is intense and could result in losing business or reducing margins;

•	future legislation could harm our competitive position;

•	maintaining or increasing market share depends on market acceptance and regulatory approval of new products and services;

•	we may not pay dividends on our common stock;

•	our ability to receive dividends from our subsidiaries accounts for most of our revenue and could affect our liquidity and ability to pay dividends;

•	significant legal actions could subject us to substantial uninsured liabilities;

•

recently declining values of residential real estate, increases in unemployment, and the related effects on local economics may increase our credit losses, which would negatively affect our financial results;

•	deteriorating credit quality, particularly in real estate loans, has adversely impacted us and may continue to adversely impact us;

•	disruptions in our ability to access global capital markets may negatively affect our capital resources and liquidity;

•	any reduction in our credit rating could increase the cost of our funding from the capital markets;

•	we have in the past and may in the future pursue acquisitions, which could affect costs and from which we may not be able to realize anticipated benefits;

v

•	we depend on the expertise of key personnel and if these individuals leave or change their roles without effective replacements, operations may suffer;

•

we may not be able to hire or retain additional qualified personnel and recruiting and compensation costs may increase as a result of turnover, both of which may increase costs and reduce profitability and may adversely impact our ability to implement our business strategy;

•	our accounting policies and methods are critical to how we report our financial condition and results of operations, and these require us to make estimates about matters that are uncertain;

•	changes in our accounting policies or in accounting standards could materially affect how we report our financial results and condition;

•	our stock price can be volatile;

•	our disclosure controls and procedures may not prevent or detect all errors or acts of fraud;

•	our financial instruments carried at fair value expose us to certain market risks;

•	our revenues derived from our investment securities may be volatile and subject to a variety of risks;

•	we may enter into transactions with off-balance sheet affiliates or our subsidiaries; and

•	we are subject to market risk associated with our asset management and commercial paper conduit businesses.

SUMMARY

The following information should be read together with the information contained in or incorporated by reference in other parts of this prospectus supplement and in the accompanying prospectus. It may not contain all the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before making a decision about whether to invest in the common stock. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information. If any statement in this prospectus supplement conflicts with any statement in a document which we have incorporated by reference, then you should consider only the statement in the more recent document. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the common stock is appropriate for you.

SunTrust Banks, Inc.

SunTrust Banks, Inc., with total assets of $179.1 billion as of March 31, 2009, is one of the nation’s largest financial services holding companies.

Through our flagship subsidiary, SunTrust Bank, we provide deposit, credit and trust and investment services. Additional subsidiaries provide mortgage banking, insurance, asset management, equipment leasing, brokerage and capital market services. SunTrust’s client base encompasses a broad range of individuals and families, high-net-worth clients, businesses and institutions.

SunTrust enjoys strong market positions in some of the highest-growth markets in the United States and also serves clients in selected markets nationally. Our priorities include consistency in financial performance, quality in customer service and a strong commitment to all segments of the communities we serve.

As of March 31, 2009, SunTrust had 1,694 retail and specialized service branches and 2,673 ATMs, which are located primarily in Florida, Georgia, Maryland, North Carolina, South Carolina, Tennessee, Virginia and the District of Columbia. In addition, SunTrust provides clients with a selection of technology-based banking channels including Internet, PC and Telephone Banking. Our internet address is www.suntrust.com. Information presented on or accessed through our web site is not incorporated into, or made a part of, this prospectus supplement.

As of March 31, 2009, SunTrust had total assets under advisement of $181.1 billion. This includes $152.3 billion in trust assets as well as $28.8 billion in retail brokerage assets. SunTrust’s mortgage servicing portfolio was $166.4 billion as of March 31, 2009.

See “Recent Developments” concerning (i) the results of the United States Treasury’s Supervisory Capital Assessment Program as applied to us, including our plans for increasing common stock as a component of our capital base, and (ii) our possible future repurchase of our Series C Preferred Stock and Series D Preferred Stock, and warrants for 17,900,182 shares of our common stock, issued to the United States Treasury in connection with the Troubled Asset Relief Program—Capital Purchase Program.

Our common stock is traded on the New York Stock Exchange under the ticker symbol “STI.” Our principal executive offices are located at SunTrust Banks, Inc., 303 Peachtree Street, NE, Atlanta, Georgia 30308. Our telephone number is 404-588-7711.

Summary of the Offering

The following summary contains basic information about the common stock and the offering and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the common stock, you should read the section of this prospectus supplement entitled “Description of Capital Stock.”

Issuer	SunTrust Banks, Inc.

Common stock offered	Shares of common stock, par value $1.00 per share, having aggregate sales proceeds of up to $1,250,000,000.

Use of proceeds after expenses	We expect to receive net proceeds from this offering of approximately $1,237,500,000, after expenses and commissions. We intend to use the net proceeds for general corporate purposes.

Risk factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider carefully before deciding to invest in shares of our common stock.

NYSE symbol	“STI”

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.

Federal Bank Regulatory Agencies Have Directed Us to Increase Our Tier 1 Common Equity as a Result of the Supervisory Capital Assessment Program.

The Board of Governors of the Federal Reserve System, the Federal Reserve Banks, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency completed a review, called the Supervisory Capital Assessment Program, or “SCAP,” of the potential capital needs through the end of 2010 of the 19 largest U.S. bank holding companies. The Federal Reserve has advised us that based on the SCAP review, we presently have and are projected to continue to have Tier 1 capital well in excess of the amount required to be well capitalized through the forecast period under both the baseline scenario and the more adverse-than-expected scenario, or “more adverse scenario,” as prepared by the United States Treasury. The SCAP’s more adverse scenario represents a hypothetical scenario that involves a recession that is longer and more severe than consensus expectations and results in higher than expected credit losses, but is not a forecast of expected losses or revenues. The Federal Reserve has advised us that based on the more adverse scenario, we need to adjust the composition of our Tier 1 capital by increasing the Tier 1 common equity portion by $2.2 billion. The additional common equity is necessary to maintain Tier 1 common equity at 4% of risk weighted assets under the more adverse scenario, as specified by a new regulatory standard that was introduced as part of the stress test. This increase will ensure that we will have a sufficient mix of common equity as a percentage of Tier 1 capital if the more adverse scenario materializes. The Federal Reserve intends the additional common equity to serve as a buffer against higher losses than generally expected, and allow such bank holding companies to remain well capitalized and able to lend to creditworthy borrowers should such losses materialize.

As a result, we intend to adjust the composition of our Tier 1 capital by increasing the portion that is composed of Tier 1 common equity. Alternatives include both internally and externally generated capital to increase the common equity level, including through the issuance of shares offered hereby. We presently believe that we will be able to comply with this newly introduced regulatory capital standard using internal and non-governmental sources of capital, while reducing the existing government preferred equity, subject to regulatory approval. However, no assurance can be given that we will be successful in increasing the portion of our Tier 1 capital that is composed of Tier 1 common equity. Further, if we are not able to raise additional common equity either internally or externally, via the private or public markets, we may be required to apply to the United States Treasury to replace the preferred shares issued pursuant to the Capital Purchase Program, or the “CPP,” established under the Emergency Economic Stabilization Act of 2008, or “EESA,” with mandatory convertible preferred shares. Mandatory convertible preferred shares provide us the option to convert the preferred shares into common shares within seven years, if necessary. If the mandatory convertible preferred shares are converted, the United States Treasury may become a significant holder of our common shares. Changes to our capital composition may dilute or otherwise adversely affect existing security holders.

In addition, if we replace the CPP preferred shares with mandatory convertible preferred shares, we may become subject to additional or more restrictive corporate governance and executive compensation regulations.

The Price of Our Common Stock May Fluctuate Significantly, and This May Make It Difficult for You to Resell Shares of Common Stock Owned by You at Times or at Prices You Find Attractive.

The price of our common stock on the NYSE constantly changes. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the market prices for our common stock.

Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•

changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to our common stock or those of other financial institutions;

•	operating results that vary from the expectations of management, financial analysts, and investors;

•	speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	actions by our current shareholders, including sales of common stock by existing shareholders and/or directors and executive officers;

•	the operating and securities price performance of companies that investors consider comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in the frequency or amount of dividends or share repurchases;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•	domestic and international economic factors unrelated to our performance; or

•	general market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results.

There May Be Future Sales or Other Dilution of Our Equity, Which May Adversely Affect the Market Price of Our Common Stock.

We are not restricted from issuing additional common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The issuance of any additional shares of common stock or of preferred stock, convertible securities or warrants or the exercise of such securities could be substantially dilutive to shareholders of our common stock. For example, exercise of the warrants we issued to the United States Treasury in connection with our participation in the CPP would dilute the value of our common stock. Holders of our shares of common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our shareholders bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

You May Not Receive Dividends on our Common Stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, holders of our common stock are subject to the prior dividend rights of any holders of our preferred stock at any time outstanding or depositary shares representing such preferred stock then outstanding. Although we have historically declared cash dividends on our common stock, we are not required to do so. On May 15, 2009, we announced our intention to reduce the quarterly dividend on our common stock from $0.10 per share to $0.01 per share, and we may further reduce or eliminate our common stock dividend in the future. This could adversely affect the market price of our common stock.

The Consent of the United States Treasury May Be Required for Us to Increase Our Common Stock Dividend.

We currently have shares of Series C Preferred Stock and Series D Preferred Stock outstanding that were issued to the United States Treasury pursuant to the CPP. Prior to November 14, 2011, unless we have redeemed the Series C and Series D Preferred Stock or the United States Treasury has transferred the Series C and Series D Preferred Stock to a third party, the consent of the United States Treasury will be required for us to declare or pay any dividend or make any distribution on our common stock (other than regular quarterly cash dividends of not more than $0.77 per share of common stock) or redeem, purchase or acquire any shares of our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the purchase agreements associated with the issuance of these shares. In addition, these limitations may extend through December 31, 2011, unless we have redeemed the Series D Preferred Stock or the United States Treasury has transferred the Series D Preferred Stock to a third party prior thereto. Additionally, if we increase our dividend above $0.54 per share per quarter prior to the tenth anniversary of our participation in the CPP and the warrants issued in connection with our Series C and Series D Preferred Stock are then outstanding, then the exercise price and the number of shares to be issued upon exercise of the warrants issued in connection with our Series C and Series D Preferred Stock will be proportionately adjusted. The amount of such adjustment will be determined by a formula and depends in part on the extent to which we raise our dividend. These provisions could result in lower dividends than we may have otherwise declared in the absence of these restrictions.

We May Not Be Able To Repurchase the Series C Preferred Stock and Series D Preferred Stock As Soon As We Desire.

We may in the future seek to repurchase our Series C Preferred Stock and Series D Preferred Stock and warrants for 17,900,182 shares of our common stock held by the United States Treasury issued to the United States Treasury under the CPP. These transactions are subject to regulatory approval. We can make no assurances as to when, or if, we will receive such approval. In addition, the United States

Treasury has indicated that any participant in the SCAP assessments that desires to repay proceeds received from the CPP must have a post-repayment capital base at least consistent with the SCAP capital buffer, and must be able to demonstrate its financial strength by issuing senior unsecured debt for a term greater than five years not backed by FDIC guarantees, in amounts sufficient to demonstrate a capacity to meet funding needs independent of government guarantees. Until such time as we repurchase the Series C Preferred Stock and Series D Preferred Stock or warrants held by the United States Treasury, we will remain subject to the respective terms and conditions set forth in the agreements we entered into with the United States Treasury in connection with the issuance of these shares.

Our Results of Operations and Our Ability to Fund Dividend Payments on Our Common Stock and All Payments on Our Other Obligations Depend Upon the Results of Operations of Our Subsidiaries.

We are a separate and distinct legal entity from our banking and non-banking subsidiaries. Our principal source of funds to make payments on securities is dividends from our banking subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and non-banking subsidiaries may pay to us without regulatory approval. In particular, dividend and other distributions from our bank to our holding company would require notice to or approval of the applicable regulatory authority. There can be no assurances that we would receive such approval.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiaries, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if our banking subsidiaries were to pay dividends. The Federal Reserve and the Office of the Comptroller of the Currency have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings. The Federal Reserve recently released a supervisory letter advising bank holding companies, among other things, that as a general matter a bank holding company should inform the Federal Reserve and should eliminate, defer or significantly reduce its dividends if (i) the bank holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (ii) the bank holding company’s prospective rate of earnings is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition, or (iii) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Payment of dividends could also be subject to regulatory limitations if any of our banking subsidiaries became “under-capitalized” for purposes of the “prompt corrective action” regulations of the federal bank regulatory agencies that are the primary regulators of our banking subsidiaries. “Under-capitalized” is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a core capital, or leverage, ratio of less than 4.0%. Throughout 2008, our banking subsidiaries were in compliance with all regulatory capital requirements and considered to be “well-capitalized.”

Furthermore, our right to participate in any distribution of assets of any of our subsidiaries upon its liquidation or otherwise, and thus your ability as a holder of the common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of such subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, our common stock is effectively subordinated to all existing and future liabilities and obligations of our subsidiaries.

Offerings of Debt, Which Would Be Senior to Our Common Stock Upon Liquidation, and/or Preferred Equity Securities Which May Be Senior to Our Common Stock for Purposes of Dividend Distributions or Upon Liquidation, May Adversely Affect the Market Price of Our Common Stock.

We may attempt to increase our capital resources or, if our or the capital ratio of any of our banking subsidiaries falls below the required minimums, we or such banking subsidiary could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including dividend rates, terms of redemption, liquidation preferences, sinking fund requirements, conversion rights, voting rights, and whether the preferred stock can be issued as a share dividend with respect to another class or series of shares, all without any vote or other action on the part of shareholders.

Additionally, holders of our common stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock then outstanding.

Resales of our Common Stock in the Public Market Following this Offering May Cause Their Market Price to Fall.

We may issue shares of our common stock with aggregate sales proceeds of up to $1,250,000,000 from time to time in connection with this offering. This issuance from time to time of these new shares of our common stock, or our ability to issue these new shares of our common stock in this offering, could have the effect of depressing the market price for our common stock.

Anti-Takeover Provisions Could Negatively Impact Our Shareholders.

Certain provisions of our articles of incorporation, bylaws and Georgia law could have the effect of preventing, delaying or discouraging an attempt to obtain control of us. See “Anti-takeover Provisions” in the section of this prospectus supplement entitled “Description of Capital Stock.”

RECENT DEVELOPMENTS

Supervisory Capital Assessment Program

Under the SCAP, the United States Treasury, working through and with the other primary federal regulators of banks, required the largest 19 United States bank holding companies to conduct forward-looking capital assessments to gauge the level of capitalization of these institutions under various scenarios. During the SCAP assessments, supervisors evaluated the extent to which each of the 19 institutions would need to alter either the amount or the composition (or both) of their respective Tier 1 capital levels today to be able to comfortably exceed minimum regulatory requirements at year-end 2010 under both a baseline scenario and under a scenario assuming a more significantly adverse economic environment than is currently anticipated. The SCAP capital buffer for each institution was sized to achieve a Tier 1 risk-based ratio of at least 6% and a Tier 1 common risk-based ratio of at least 4% at the end of 2010.

We participated in these assessments and, on May 7, 2009, we announced that we had been advised by the Federal Reserve that we have Tier 1 capital in excess of the amount required to be well-capitalized through the forecast period under both the baseline scenario and the more adverse than-expected scenario prepared by the United States Treasury.

While we are well-capitalized and expect to remain so, we were advised by the United States Treasury that under the more-adverse-than-expected scenario we would need to adjust the composition of our Tier 1 capital resources to increase the common equity portion of Tier 1 capital by $2.16 billion. The additional common equity is necessary to maintain our Tier 1 common risk-based ratio at 4%. Our current Tier 1 common risk-based ratio was 5.8% as of December 31, 2008, in excess of the 4% requirement set forth by the Federal Reserve under its SCAP guidelines. For additional information, please see “Item 1A. Risk Factors” beginning on page 86 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and our Current Report on Form 8-K dated May 15, 2009.

We announced our capital plan to increase our common stock as a component of our capital base on May 15, 2009, and will submit a formal capital plan to the United States Treasury as part of the assessment process contemplated by SCAP. In addition, on May 15, 2009, we announced our intention to reduce our quarterly dividend on our common stock from $0.10 per share to $0.01 per share. For additional information regarding our capital plan and dividend, please see our Current Report on Form 8-K filed with the SEC on May 15, 2009.

Possible Repurchase of Series C and Series D Preferred Stock

We may in the future seek to repurchase all or a portion of our Series C Preferred Stock and Series D Preferred Stock and warrants for 17,900,182 shares of our common stock issued to the United States Treasury in connection with the CPP established under the ESSA. Our ability to do so will be subject to regulatory approval. Further, the United States Treasury has indicated that any participant in the SCAP assessments that desires to repay proceeds received from the CPP must have a post-repayment capital base at least consistent with the SCAP capital buffer, and must be able to demonstrate its financial strength by issuing senior unsecured debt for a term greater than five years not backed by FDIC guarantees, in amounts sufficient to demonstrate a capacity to meet funding needs independent of government guarantees. There can be no assurance as to when we may repurchase any of our outstanding Series C Preferred Stock or Series D Preferred Stock or warrants held by the United States Treasury as we may be unable to meet the requirements to do so (including obtaining the necessary regulatory approvals).

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $1,237,500,000, after expenses and commissions. We intend to use the net proceeds for general corporate purposes.

REGULATORY CONSIDERATIONS

As a financial holding company and a bank holding company under the Bank Holding Company Act, SunTrust is subject to regulation, supervision and examination by the Federal Reserve. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to SunTrust, please refer to SunTrust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the subsequent reports we file with the SEC, which are incorporated by reference in this prospectus supplement. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. As a result of this regulatory framework, SunTrust’s earnings are affected by actions of the Federal Reserve, the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiaries within certain limits, and the SEC, which regulates the activities of certain subsidiaries engaged in the securities business.

SunTrust’s earnings are also affected by general economic conditions, our management policies and legislative action.

In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on SunTrust’s business.

Depositary institutions, like SunTrust’s bank subsidiaries, are also affected by various federal laws, including those relating to consumer protection and similar matters. SunTrust also has other financial services subsidiaries regulated, supervised and examined by the Federal Reserve, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. SunTrust’s non-bank subsidiaries may be subject to other laws and regulations of the federal government or the various states in which they are authorized to do business.

PRICE RANGE OF COMMON STOCK

Our common stock is listed and traded on the NYSE under the symbol “STI.” As of April 30, 2009, there were 356,865,133 shares of our common stock issued and outstanding, held by 37,833 shareholders of record. The following table sets forth for the periods indicated the range of the high and low reported sales prices of our common stock on the NYSE, and the cash dividends declared per share.

	High Sale Price	Low Sale Price	Dividends per Share
2009:

Second Quarter (through May 14, 2009)	$20.86	$10.83	$0.10

First Quarter	$30.18	$6.00	$0.10

2008:

Fourth Quarter	$57.75	$19.75	$0.54

Third Quarter	$64.00	$25.60	$0.77

Second Quarter	$60.80	$32.34	$0.77

First Quarter	$70.00	$52.94	$0.77

2007:

Fourth Quarter	$78.76	$60.02	$0.73

Third Quarter	$90.47	$73.61	$0.73

Second Quarter	$94.18	$78.16	$0.73

First Quarter	$87.43	$80.76	$0.73

On May 14, 2009, the last reported sale price of our common stock on the NYSE was $15.03 per share.

DIVIDEND POLICY

The payment of future dividends is subject to the discretion of our board of directors which will consider, among other factors, our operating results, overall financial condition, credit–risk considerations and capital requirements, as well as general business and market conditions. After consideration of these factors, on May 15, 2009, we announced our intention to reduce the quarterly dividend on our common stock from $0.10 per share to $0.01 per share, and we may further reduce or eliminate our common stock dividend in the future. The Federal Reserve, in its expectation that a bank holding company act as a source of financial strength to its subsidiary banks, has reiterated the requirement to inform and consult with the Federal Reserve before paying dividends that could raise safety and soundness concerns. The Federal Reserve recently released a supervisory letter advising bank holding companies, among other things, that as a general matter, a bank holding company should inform the Federal Reserve and should eliminate, defer or significantly reduce its dividends if (i) the bank holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (ii) the bank holding company’s prospective rate of earnings is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition, or (iii) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

Prior to November 14, 2011, unless we have repurchased our outstanding Series C and Series D Preferred Stock or the United States Treasury has transferred the Series C and Series D Preferred Stock to a third party, the consent of United States Treasury will be required for us to declare or pay any dividend or make any distribution on our common stock (other than regular quarterly cash dividends of not more than $0.77 per share of common stock) or redeem, purchase or acquire any shares of our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the purchase agreements associated with the issuance of these shares. These limitations may extend through December 31, 2011, unless we have redeemed the Series D Preferred Stock or the United States Treasury has transferred the Series D Preferred Stock to a third party prior thereto. Additionally, if we increase our dividend above $0.54 per share per quarter prior to the tenth anniversary of our participation in the CPP, then the exercise price and the number of shares to be issued upon exercise of the warrants issued in connection with our Series C and Series D Preferred Stock will be proportionately adjusted. The amount of such adjustment will be determined by a formula and depends in part on the extent to which we raise our dividend. These provisions could result in lower dividends than we may have otherwise declared in the absence of these restrictions.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the terms of our capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Georgia law and our articles of incorporation and bylaws. You should review these materials for a complete statement of the rights and terms of the common stock and for additional information before you buy any shares of our common stock. See “Where You Can Find More Information.”

General

Under our articles of incorporation, we are authorized to issue 800,000,000 shares of capital stock, which consists of 750,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, no par value per share. As of March 31, 2009, there were 356,693,099 shares of common stock issued (including 16,106,270 shares held in treasury). Our common stock is listed on the New York Stock Exchange under the symbol “STI.”

Common Stock

Voting and Other Rights. Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled or permitted to vote. There is no cumulative voting for the election of directors. As described below, our articles of incorporation require a special shareholder vote to approve business combinations, including mergers, consolidations and sales of assets, involving interested shareholders.

No Preemptive Rights. Holders of shares of our common stock do not have preemptive rights to subscribe for or to purchase any additional shares of our stock or securities or any conversion or redemption rights.

Distributions. Holders of shares of our common stock are entitled to receive dividends when declared by our board of directors out of funds legally available therefor, subject to the rights of the holders, if any, of our preferred stock or depositary shares representing such preferred stock then outstanding. As a bank holding company, our ability to pay distributions is affected by the ability of our banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as us, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines.

Assets upon Dissolution. In the event of liquidation, holders of our common stock are entitled to share in the distribution of assets remaining after payment of debts and expenses and after required payments to holders of our preferred stock or depositary shares representing such preferred stock then outstanding.

Restrictions on Ownership. The Bank Holding Company Act of 1956 requires any bank holding company (as defined in that Act) to obtain the approval of the Federal Reserve Board prior to acquiring more than 5% of our outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Board of Governors of the Federal Reserve System to acquire 10% or more of our outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of our outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Validly Issued, Fully Paid and Nonassessable. Our outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize our board of directors to provide for the issuance of preferred stock in one or more series, without shareholder action. Our board of directors is authorized to fix the designation, powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each series of preferred stock we issue. For each series of preferred stock, the board is permitted to specify the designation of each series and the number of shares in the series; the rate of dividends payable on the series, the timing of the dividend payments and the date from which dividends accumulate; whether the shares of the series can be redeemed and, if applicable, the terms and conditions for redemption; the liquidation preference and amount for the series; any conversion rights and, if applicable, the terms and conditions for conversion; and the voting rights, if any, for the series.

Series A Preferred Stock. We have issued depositary shares representing ownership interests in 5,000 shares of Perpetual Preferred Stock, Series A, with a $100,000 liquidation preference per share, or Series A Preferred Stock. The Series A Preferred Stock is not convertible into our common stock or any other class or series of our securities and will not be subject to any sinking fund or other similar obligation for their repurchase or retirement. Dividends on the Series A Preferred Stock, if declared, will accrue and be payable quarterly at a rate per annum equal to the greater of three-month LIBOR plus 0.53%, or 4.00%. Dividends on the shares are non-cumulative. Shares of the Series A Preferred Stock have priority over our common stock with regard to the payment of dividends. On or after September 15, 2011, the Series A Preferred Stock will be redeemable at our option at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends. The Series A Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay six quarterly dividends, the right to vote on matters that could adversely affect the holders of the Series A Preferred Stock and on certain other matters to the extent required by law.

Series B Preferred Stock. In connection with the issuance of preferred purchase securities by one of our wholly owned trust subsidiaries, we designated a series of preferred stock, consisting of 5,010 designated shares of Perpetual Preferred Stock, Series B, with a $100,000 liquidation preference per share, or Series B Preferred Stock. The Series B Preferred Stock is expected to be issued pursuant to stock purchase contracts in the future to our wholly owned trust subsidiary. The Series B Preferred Stock will not be convertible into our common stock or any other class or series of our securities and will not be subject to any sinking fund or any other similar obligation for their repurchase or retirement. Dividends on the Series B Preferred Stock, if such shares are outstanding and dividends are declared, will accrue and be payable semi-annually prior to December 15, 2011 and quarterly, thereafter. These dividends will be calculated (a) if the Series B Preferred Stock is issued prior to December 15, 2011, at a rate per annum equal to 5.853% until December 15, 2011, and (b) thereafter, at a rate per annum that will be reset quarterly and will equal the greater of (i) three-month LIBOR for the applicable dividend period plus 0.645% and (ii) 4.00%. Dividends on the shares are non-cumulative. Shares of the Series B Preferred Stock will have priority over our common stock with regard to the payment of dividends. On or after the later of December 15, 2011 and the stock purchase date under the stock purchase contracts associated with these shares (which we expect to be December 15, 2011, but may in certain circumstances be an earlier date or be deferred for quarterly periods until as late as December 15, 2012), the Series B Preferred Stock will be redeemable at our option at a redemption price equal to $100,000, plus an amount equal to any declared and unpaid dividends. Our right to redeem the Series B Preferred Stock once issued is subject to the prior approval of the Federal Reserve and certain other contractual obligations set forth in a replacement capital covenant we entered into at the time the preferred purchase securities were issued. The Series B Preferred Stock does not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay six quarterly dividends, the right to vote on matters that could adversely affect the holders of the Series B Preferred Stock and on certain other matters to the extent required by law.

Series C Preferred Stock and Series D Preferred Stock. As part of the CPP established under the EESA, we entered into separate purchase agreements with the United States Treasury pursuant to which we issued and sold to the United States Treasury 35,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series C, having a liquidation preference of $100,000 per share, or Series C Preferred Stock, and 13,500 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series D, or Series D Preferred Stock. We issued to the United States Treasury in connection with each of the Series C Preferred Stock transaction and the Series D Preferred Stock transaction a ten-year warrant relating to the purchase of up to 11,891,280 shares of our common stock at an initial exercise price of $44.15 per share and the purchase of up to 6,008,902 shares of our common stock at an initial exercise price of $33.70 per share, respectively. Cumulative dividends on the Series C Preferred Stock and Series D Preferred Stock will accrue on the liquidation preference at a rate per annum of 5% for the first five years, and at a rate per annum of 9% thereafter, but will be paid only if, as, and when declared by our board of directors. The Series C Preferred Stock and the Series D Preferred Stock have no maturity date and rank senior to our common stock (and pari passu with our other authorized series of preferred stock) with respect to the payment of dividends and distributions and amounts payable upon our liquidation, dissolution, and winding up. The Series C Preferred Stock and the Series D Preferred Stock do not have any voting rights other than with respect to certain limited matters, including the right (together with all other holders of preferred stock) to elect two directors if we fail to pay six quarterly dividends, the right to vote on matters that could adversely affect the holders of the Series C Preferred Stock or Series D Preferred Stock, as applicable, and on certain other matters to the extent required by law. Our ability to repurchase both the Series C Preferred Stock and the Series D Preferred Stock is subject to certain limitations set forth in the purchase agreements relating thereto, including regulatory approval.

Prior to November 14, 2011, unless we have repurchased the Series C and Series D Preferred Stock or the United States Treasury has transferred the Series C and Series D Preferred Stock to a third party, the consent of the United States Treasury will be required for us to declare or pay any dividend or make any distribution on our common stock (other than regular quarterly cash dividends of not more than $0.77 per share of common stock) or redeem, purchase or acquire any shares of our common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the purchase agreements associated with the issuance of these shares. These limitations may extend through December 31, 2011, unless we have repurchased the Series D Preferred Stock or the United States Treasury has transferred the Series D Preferred Stock to a third party prior thereto.

Anti-takeover Provisions

Certain provisions of our articles of incorporation, bylaws and Georgia law could have the effect of preventing, delaying or discouraging an attempt to obtain control of us.

Our articles of incorporation and bylaws include the following provisions which may impact the ability of a third party to obtain control of us:

•

Unless approved by three-fourths of all of our directors or if the transaction meets certain fair price criteria set forth in our articles of incorporation, our articles of incorporation provide that any business combination with an interested shareholder requires the affirmative vote of at least 75% of our then outstanding common stock, including the affirmative vote of the holders of at least 75% of our then outstanding common stock not beneficially owned by the interested shareholder.

•

Our articles of incorporation require an affirmative vote of at least 75% of the outstanding shares entitled to vote (including the affirmative vote of at least 75% of the outstanding shares other than those beneficially held by any interested shareholder) to alter or amend the fair price provisions of our articles of incorporation.

•

Our articles of incorporation authorize our board of directors to provide for the issuance of “blank-check” preferred stock in one or more series, without shareholder action. Our board of directors is authorized to fix the designation, powers, preferences and rights, and the qualifications, limitations and restrictions of the shares of each series of preferred stock we issue.

•

Our bylaws contain an advance notice provision providing that any shareholder may present a nomination for a directorship or a proposal for consideration at an annual meeting or special meeting of shareholders only if advance notice of the nomination or proposal has been delivered to us not less than 120 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders. If the date of the annual meeting is advanced more than 30 days before, or delayed by more than 30 days after, the anniversary of our preceding year’s annual meeting, then in order to be considered timely, a shareholder’s notice must be received by the 10th day following the earlier of the day on which notice of the scheduled date of the meeting was mailed to shareholders or publicly disclosed thereto.

•

Our bylaws provide that any director or the entire board of directors may be removed, with or without cause, but only by the affirmative vote of the holders of 75% of the outstanding shares of our common stock, including the affirmative vote of at least 75% of the outstanding shares of our common stock not beneficially owned by an interested shareholder.

•

Our board of directors may amend, adopt or repeal the bylaws or adopt new bylaws by a majority vote of all directors, but any bylaws adopted by our board of directors may be amended, altered or repealed by the shareholders. In addition, our articles of incorporation provide that the affirmative vote by at least 75% of the outstanding shares entitled to vote is required (including the affirmative vote by at least 75% of the outstanding shares other than those beneficially owned by any interested shareholder) to alter or amend certain provisions in our bylaws relating to directors.

•	Our articles of incorporation also include a social responsibility provision, which would permit our board of directors to consider certain non-economic impacts of a proposed transaction.

With respect to Georgia law,

•

we have elected to be covered by the Business Combinations Statute, which generally prohibits an interested shareholder from completing a business combination with us for five years without approval of our board of directors, including mergers, consolidations and sales of assets; and

•

unless elected otherwise in a Georgia corporation’s articles of incorporation, shareholders may act by written consent only through the unanimous consent of all shareholders. We have not made an election to allow action by less than unanimous written consent of our shareholders.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO

NON-U.S. HOLDERS OF COMMON STOCK

The following is a summary of certain U.S. federal income and estate tax considerations relevant to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below) as of the date hereof. This summary deals only with non-U.S. holders that acquire our common stock in this offering and hold our shares as a capital asset.

For purposes of this summary, a non-U.S. holder means a beneficial owner of our common stock that is not a partnership and is not any of the following for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable United States Treasury regulations to be treated as a U.S. person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, or be subject to differing interpretations, so as to result in U.S. federal tax considerations different from those summarized below. This summary does not represent a detailed description of the U.S. federal tax considerations to you in light of your particular circumstances. In addition, it does not address the U.S. federal tax considerations to you if you are subject to special treatment under the U.S. federal tax laws (including if you are a bank or other financial institution, insurance company, broker or dealer in securities, tax-exempt organization, foreign government or agency, U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company,” or a person who holds our common stock in a straddle or as part of a hedging, conversion or constructive sale transaction). Except where noted, this summary does not address any U.S. taxes other than U.S. federal income tax. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal tax consequences to you of the ownership and disposition of our common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction, including any state, local or foreign tax consequences.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected dividends to be exempt from this withholding tax. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who is entitled to and wishes to claim the benefits of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, generally will be required to (i) complete Internal Revenue Service, or IRS, Form W-8BEN (or an acceptable substitute form) and make certain certifications, under penalty of perjury, to establish its status as a non-U.S. person and its entitlement to treaty benefits or (ii) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply), (ii) in the case of a non-U.S. holder who is an individual, such holder is present in the U.S. for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

We believe we currently are not, and do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-U.S. holder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S. related financial intermediaries is subject to information reporting and, depending upon the circumstances, backup withholding unless the non-U.S. holder certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the holder is a United States person) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is specifically relevant to you if you propose to invest in the common stock described in this prospectus supplement on behalf of an employee benefit plan which is subject to the U.S. Employee Retirement Income Security Act of 1974, as amended, “ERISA,” or Section 4975 of the Code or on behalf of any other entity the assets of which are “plan assets” under ERISA, which we refer to individually as a Plan and collectively as Plans. If you are proposing to invest in the common stock on behalf of a Plan, you should consult your legal counsel before making such investment. This section also may be relevant to you if you are proposing to invest in the common stock described in this prospectus supplement on behalf of an employee benefit plan which is subject to laws which have a similar purpose or effect as the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code (“Similar Laws”), in which event you also should consult your legal counsel before making such investment.

ERISA and the Code prohibit certain transactions (commonly called prohibited transactions) between a Plan and any person who is a “party in interest” (within the meaning of ERISA) or a “disqualified person” (within the meaning of the Code) with respect to the Plan unless an exemption applies to the transaction. A prohibited transaction includes a direct or indirect sale or exchange between a Plan and a party in interest or a disqualified person, and a prohibited transaction can result in the imposition of excise taxes and other liabilities under ERISA and the Code. SunTrust and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans. Accordingly, no investment should be made on behalf of any Plan in the common stock unless the common stock is acquired pursuant to an available statutory, individual or class exemption. Class exemptions include: transactions effected on behalf of a Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60, as amended), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), and transactions involving bank collective investment funds (prohibited transaction exemption 91-38, as amended). The person making the decision to invest in the common stock on behalf of a Plan or a plan which is subject to Similar Laws shall be deemed, on behalf of itself and such Plan or plan, by purchasing the common stock to represent that (a) the Plan or plan will pay no more than adequate consideration in connection with the purchase of the common stock, (b) neither the purchase of the common stock nor the exercise of any rights related to the common stock will result in a non-exempt prohibited transaction under ERISA or the Code or any similar laws, (c) neither SunTrust nor any of its affiliates is a “fiduciary” (within the meaning of ERISA or any similar laws) with respect to the purchaser in connection with the purchaser’s acquisition of or investment in the common stock and (d) no advice provided by SunTrust or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the purchase of the common stock.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with Morgan Stanley & Co. Incorporated under which we may, from time to time, offer and sell shares of our common stock having aggregate sales proceeds of up to $1,250,000,000 through Morgan Stanley, as our sales agent, or to Morgan Stanley, for resale.

Sales of shares of our common stock through Morgan Stanley, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of sale, in block transactions, or as otherwise agreed upon by us and the sales agent. As sales agent, Morgan Stanley will not engage in any transactions that stabilize the price of our shares of common stock.

Morgan Stanley, if acting as sales agent, will use its commercially reasonable efforts to sell, as our sales agent, the shares of common stock offered hereby, from time to time, based upon instructions from us (including any price, time or size limits or other customary parameters or conditions we may impose). Either we or Morgan Stanley may suspend the offering of our shares of common stock pursuant to the equity distribution agreement by notifying the other.

We will pay to Morgan Stanley as sales agent a commission, or allow a discount, equal to 1.0% of the gross sales proceeds of shares of our common stock that it sells pursuant to the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of our common stock. We have agreed to reimburse the sales agent for certain expenses incurred by it in connection with the offering.

Settlement for sales of our common stock will occur on the third business day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the terms of the equity distribution agreement, we also may sell shares of our common stock to Morgan Stanley as principal for its own account at a price agreed upon at the time of sale. If we sell shares to Morgan Stanley as principal, we will enter into a separate terms agreement with Morgan Stanley and we will describe this agreement in a separate prospectus supplement or pricing supplement.

In connection with the sale of shares of our common stock, Morgan Stanley may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation paid to Morgan Stanley may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to Morgan Stanley against certain civil liabilities, including liabilities under the Securities Act. Morgan Stanley may engage in transactions with, or perform other services for, us in the ordinary course of its business. In compliance with the guidelines of FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate offering price of the shares offered hereby.

If Morgan Stanley or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934 are not satisfied, that party will promptly notify the other and sales of our common stock under the equity distribution agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of Morgan Stanley and us.

The offering of shares of our common stock pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale of all of the shares of our common stock subject to the equity distribution agreement or (2) the termination of the equity distribution agreement by either Morgan Stanley or us.

VALIDITY OF THE SHARES

The validity of the shares of common stock offered hereby will be passed upon for us by King & Spalding LLP, Atlanta, Georgia, and for Morgan Stanley by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP will rely as to matters of Georgia law upon the opinions of King & Spalding LLP and Raymond D. Fortin, Esq., Corporate Executive Vice President, General Counsel and Corporate Secretary of SunTrust. As of April 28, 2009, Mr. Fortin owned 163,125 shares of our common stock inclusive of options to purchase 90,163 shares of our common stock which he is deemed to beneficially own in accordance with Rule 13d-3 and inclusive of 45,876 shares of restricted stock which remain subject to forfeiture until vested. Sullivan & Cromwell LLP regularly performs legal services for SunTrust and its affiliates.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2008 and 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The financial statements for the year ended December 31, 2006 incorporated by reference in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

SunTrust Banks, Inc.

Senior Debt Securities

Subordinated Debt Securities

Junior Subordinated Debt Securities

Purchase Contracts

Units

Warrants

Depositary Shares

Preferred Stock

Common Stock

Guarantees

SunTrust SunTrust SunTrust SunTrust SunTrust SunTrust SunTrust SunTrust	Capital VIII Capital IX Capital X Capital XI Capital XII Capital XIII Capital XIV Capital XV

Trust Preferred Securities

SunTrust Preferred Capital I

Normal PPS

Stripped PPS

Capital PPS

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or unsecured obligations, will not be savings accounts, deposits or other obligations of any bank or savings association, and will not be insured by the Federal Deposit Insurance Corporation, the bank insurance fund or any other governmental agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 18, 2006.

Unless the context requires otherwise, references to (1) ”we,” “us,” “our” or similar terms are to SunTrust Banks, Inc. and its subsidiaries, (2) the “Trusts” are to SunTrust Capital VIII, SunTrust Capital IX, SunTrust Capital X, SunTrust Capital XI, SunTrust Capital XII, SunTrust Capital XIII, SunTrust Capital XIV, and SunTrust Capital XV, statutory Delaware trusts and the issuers of the trust preferred securities and (3) the “PPS Trust” are to SunTrust Preferred Capital I, a Delaware statutory trust and the issuer of the Normal PPS, Stripped PPS and Capital PPS (collectively, the “PPS”).

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we, the Trusts and the PPS Trust filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf registration statement, we may sell, either separately or together, senior debt securities, subordinated debt securities, junior subordinated debt securities, purchase contracts, units, warrants, preferred stock, depositary shares representing interests in preferred stock, and common stock in one or more offerings. The Trusts may sell trust preferred securities representing undivided beneficial interests in the Trusts, which may be guaranteed by SunTrust, to the public. The PPS Trust may sell the PPS representing undivided beneficial interests in the assets of the PPS Trust, which may be guaranteed by SunTrust, to the public.

Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.

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The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the securities offered by this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2005;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;

•

Current Reports on Form 8-K filed on January 6, 2006, January 12, 2006, February 17, 2006, February 21, 2006, July 25, 2006, August 28, 2006, September 5, 2006, September 12, 2006, September 29, 2006 and October 18, 2006; and

•

The description of SunTrust’s common stock, $1.00 par value per share, contained in our Registration Statement on Form 8-A, under Section 12(b) of the Exchange Act, filed March 5, 2003, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or calling us at the following address:

SunTrust Banks, Inc.

303 Peachtree Street, N.E.

Atlanta, Georgia 30308

404-658-4879

Attn: Corporate Secretary

You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or any document incorporated by reference is accurate as of any date other than the dates of the applicable documents.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, some legal matters will be passed upon for us by our counsel, King & Spalding LLP or by Raymond D. Fortin, Corporate Executive Vice President, General Counsel and Corporate Secretary of SunTrust. Richards, Layton & Finger, special Delaware counsel to the Trusts, will pass upon certain legal matters for the Trusts and the PPS Trust. As of September 19, 2006, Mr. Fortin beneficially owned 72,954.2511 shares of our common stock, which includes options to purchase and other forfeitable rights with respect to 58,300 shares which he is deemed to own beneficially pursuant to Rule 13d-3. Any underwriters will be represented by their own legal counsel.

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EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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$1,250,000,000

SunTrust Banks, Inc.

Common Stock

Morgan Stanley